Exhibit 99.1

                 Stratagene Corp. Reports First Quarter Results
                     for Stand-Alone Stratagene Operations;
                         Year-Over-Year Revenue Up 15%;
                              Net Income Grows 63%

    LA JOLLA, Calif.--(BUSINESS WIRE)--June 9, 2004--

  Company Completed Acquisition of Hycor Biomedical on June 2, 2004;
        Conference Call to be Held Tomorrow to Discuss Results
                   and Outlook for Combined Company

    Stratagene Corp. (NASDAQ:STGN), a developer, marketer and manufacturer of life science research and diagnostic products, today released financial results for the stand-alone operations of Stratagene Corp. for the quarter ended March 31, 2004 and provided guidance for the combined operations of Stratagene and Hycor Biomedical Inc. for the second quarter and second half of 2004. Stratagene was a privately held company until June 2, 2004, when it merged with Hycor. Stratagene's common stock began trading on the Nasdaq National Market under the symbol STGN as of June 3, 2004. Hycor was formerly listed on Nasdaq with the ticker symbol HYBD and separately released its financial results on April 27, 2004.
    The financial results of Stratagene presented for the first quarter of 2004 and 2003 also include the results of BioCrest
Holdings LLC due to common control and management. Stratagene acquired the assets of BioCrest Holdings LLC on June 2, 2004.

    First Quarter Results

    For the first quarter of 2004, Stratagene's stand-alone revenues grew 15% (11% in constant currency) to $19.4 million compared with $16.9 million in the first quarter of 2003. Approximately 45% of the first quarter revenue growth was attributable to the shipment of backordered products ordered in 2003. A significant contributor to revenue growth was the demand for the Mx3000P(TM) Real-Time QPCR instrument, launched in the second quarter of 2003. The Mx3000P instrument provides life science researchers with quantitative polymerase chain reaction (QPCR) features and software in a low cost/high performance instrument solution. Sales increases of QPCR kits, mutagenesis kits and bioinformatics software also contributed to revenue growth during the first quarter of 2004.
    Gross margin during the first quarter of 2004 increased nearly one percent to 69.5% of revenue primarily due to increased sales of higher margin products and reductions in the cost of goods sold with respect to certain instrumentation products. Research and development expenses decreased from the first quarter of 2003 by $0.3 million to $2.5 million. Selling, general and administrative expenses increased 13% to $7.1 million compared with $6.3 million in the first quarter of 2003. The increase was partially attributable to legal costs associated with entering into a new senior credit facility prior to the closing of the merger with Hycor and legal costs associated with patent litigation.
    Net income in the first quarter of 2004 grew 63% to $2.1 million compared to $1.3 million in the first quarter of 2003. The company views the first quarter of 2004 earnings results to be stronger due in part to the positive foreign currency effects and in part due to the reduction in product backorder in the first quarter of 2004. Future earnings results are not expected to reflect this growth rate.
    On April 27, 2004, Hycor Biomedical reported first quarter revenue growth of 12% to $5.5 million compared with $4.9 million in the first quarter of 2003. Hycor also reported net income growth of 59% to $528,000 or $0.06 per diluted Hycor share compared with $331,000 or $0.04 per diluted Hycor share in the first quarter of 2003.

    2004 Guidance

    Given the June 2nd merger closing between Hycor and Stratagene, the company is providing guidance for both the second quarter and second half of 2004 for Stratagene and Hycor on a consolidated basis. For the second quarter, the company is expecting the sales cycle of its Mx3000P instrument to lengthen. While interest in the product remains strong, competitors have begun to discount their offerings, causing customers to take more time in making a purchasing decision. While Stratagene has responded to these competitive activities, the growth rate in revenue for the second quarter of 2004 is expected to be lower than in first quarter of 2004. Moreover, favorable foreign currency effects are not expected to be as large in second quarter of 2004 as they were in the first quarter of 2004. The company anticipates total revenues of approximately $19 million and non-recurring merger-related expenses of approximately $2.7 million in the second quarter of 2004, resulting in an expected net loss for the second quarter of 2004 of approximately $400,000 to $800,000.
    For the second half of 2004, the company is currently expecting revenue of approximately $44 to $46 million and earnings of approximately $0.13 to $0.15 per common share. The company is expecting fully diluted weighted average common shares outstanding for the second half of the year to be approximately 22.5 million.

    Conference Call Tomorrow

    Stratagene will conduct a conference call beginning at 8 a.m. Pacific Time on Thursday, June 10 to discuss its results, the merger with Hycor Biomedical and provide management's outlook and guidance for the remainder of 2004. The dial-in number for the conference call is 800-218-4007 for domestic participants and 303-262-2211 for international participants.
    A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through Midnight EDT on Thursday, June 17, 2004 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 582466#. To access the live webcast of the call, go to Stratagene's Web site at http://www.stratagene.com and click on the Investors icon. An archived webcast will also be available at http://www.stratagene.com.

    About Stratagene Corp.

    Stratagene is a developer, marketer and manufacturer of life science research and diagnostic products. The company's life science research operations support advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial, and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The company's diagnostic operations develop and manufacture products including high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders and urinalysis controls. More information is available at http://www.stratagene.com

    Safe Harbor Statement

    Certain statements in this news release that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like "believe," "intend," "target," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as the absence of a public market for the Stratagene common stock prior to the Hycor merger, the challenges of integrating Stratagene and Hycor, Stratagene's ability to introduce new products and the acceptance of these products by the marketplace, competition, the inability to sell products as a result of the termination of license agreements, fluctuations in operating results, dependence on key employees, Stratagene's substantial indebtedness, future capital requirements, the possibility of unproductive research and development projects, ability to manage growth, price volatility of Stratagene's common stock, the impact of future sales of common stock on Stratagene's stock price and potential declines in research and development budgets or funding, are discussed from time to time in the reports filed by Stratagene with the Securities and Exchange Commission, including the Form S-4 Registration Statement relating to the merger transaction with Hycor.


                 STRATAGENE CORP. AND SUBSIDIARIES AND
                BIOCREST HOLDINGS LLC AND SUBSIDIARIES
                              (unaudited)
                        (Dollars in thousands)
COMBINED INCOME STATEMENTS                         Three Months Ended
                                                       March 31,
                                                       2004      2003
Product sales                                       $19,422   $16,876
Costs and expenses:
      Cost of products sold                           5,926     5,293
      Research and development                        2,521     2,838
      Sales and marketing                             4,054     3,986
      General and administrative                      3,094     2,326
      Impairment of long-lived assets                    51         -
    Total costs and expenses                         15,646    14,443
    Income from operations                            3,776     2,433
Other income and expenses:
      Gain (loss) on foreign currency transactions     (129)      159
      Equity in loss of joint venture                   (24)      (48)
      Other income, net                                  85         4
      Interest expense                                 (694)     (663)
      Interest income                                    67        59
    Total other expenses                               (695)     (489)
Income before income taxes                            3,081     1,944
Income tax expense                                    1,007       670
             Net income                              $2,073    $1,275

COMBINED BALANCE SHEETS                           March 31,  Dec. 31,
                                                       2004      2003
Cash and cash equivalents                            $3,066    $2,004
Other current assets                                 23,202    21,663
      Total current assets                           26,268    23,667
Property and equipment, net                           9,989    10,321
Other assets, net                                     4,547     4,600
   Total assets                                     $40,804   $38,588

Current portion of long-term debt                    $3,587      $920
Other current liabilities                            13,416    13,262
      Total current liabilities                      17,003    14,182
Long-term debt, less current portion                 26,489    29,462
Other long-term liabilities                           1,230       891
Stockholders' (and members') deficit                 (3,918)   (5,947)
      Total liabilities and stockholders' (and
       members') deficit                            $40,804   $38,588


    CONTACT: Stratagene Corp., La Jolla
             Reg Jones, 858-535-5400, ext. 15419
             or
             EVC Group Inc.
             Douglas Sherk (Investors), 415-896-6820
             Jennifer Beugelmans (Investors), 415-896-6820
             Anne Bugge (Investors), 206-926-5520
             or
             Sheryl Seapy (Media), 415-272-3323